Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2015 OPERATING RESULTS

ISSAQUAH, Wash., December 10, 2014 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2015, ended November 23, 2014.

Net sales for the quarter increased seven percent, to $26.28 billion from $24.47 billion during the first quarter last year. Comparable sales for the first quarter of fiscal 2015 were as follows:

12 Weeks
U.S.	6%
International	1%
Total Company	5%

Comparable sales for the twelve-week period, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

12 Weeks
U.S.	7%
International	7%
Total Company	7%

Net income for the quarter was $496 million, or $1.12 per diluted share, compared to $425 million, or $0.96 per diluted share, last year.

Costco currently operates 671 warehouses, including 474 in the United States and Puerto Rico, 88 in Canada, 34 in Mexico, 26 in the United Kingdom, 20 in Japan, 11 in Korea, 10 in Taiwan, seven in Australia and one in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these fiscal 2015 first quarter operating results is scheduled for 8:00 a.m. (PT) today, December 10, 2014, and is available via a webcast on www.costco.com (click on Investor Relations and “Play webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

                          Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 23, 2014	November 24, 2013
REVENUE
Net sales	$26,284	$24,468
Membership fees	582	549

Total revenue	26,866	25,017
OPERATING EXPENSES
Merchandise costs	23,385	21,824
Selling, general and administrative	2,696	2,501
Preopening expenses	15	24

Operating income	770	668
OTHER INCOME (EXPENSE)
Interest expense	(26)	(27)
Interest income and other, net	35	18

INCOME BEFORE INCOME TAXES	779	659
Provision for income taxes	274	228

Net income including noncontrolling interests	505	431
Net income attributable to noncontrolling interests	(9)	(6)

NET INCOME ATTRIBUTABLE TO COSTCO	$496	$425

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.13	$0.97

Diluted	$1.12	$0.96

Shares used in calculation (000’s)
Basic	438,760	437,970
Diluted	442,210	442,420
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.355	$0.31

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	November 23, 2014	August 31, 2014
ASSETS
Cash and cash equivalents	$5,969	$5,738
Short-term investments	1,650	1,577
Receivables, net	1,248	1,148
Merchandise inventories	9,644	8,456
Deferred income taxes and other current assets	645	669

Total current assets	19,156	17,588
Property and equipment, net	14,798	14,830
Other assets	659	606

TOTAL ASSETS	$34,613	$33,024

LIABILITIES AND EQUITY
Accounts payable	$9,783	$8,491
Accrued salaries and benefits	2,224	2,231
Deferred membership fees	1,305	1,254
Other current liabilities	2,707	2,436

Total current liabilities	16,019	14,412
Long-term debt, excluding current portion	5,034	5,093
Deferred income taxes and other liabilities	990	1,004

Total liabilities	22,043	20,509

Total Costco stockholders’ equity	12,359	12,303
Noncontrolling interests	211	212

Total equity	12,570	12,515

TOTAL LIABILITIES AND EQUITY	$34,613	$33,024

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